CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Conestoga Funds and to the use of our report dated November 21, 2022 on the financial statements and financial highlights of Conestoga Small Cap Fund, Conestoga SMID Cap Fund, Conestoga Mid Cap Fund, and Conestoga Discovery Fund (formerly, Conestoga Micro Cap Fund), each a series of shares of beneficial interest in Conestoga Funds. Such financial statements and financial highlights appear in the September 30, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania

January 26, 2024